UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2019

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-55872	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

10940 Wilshire Boulevard, 23rd Floor Los Angeles, CA 90024
(Address of Principal Executive Offices)

(424) 901-6655
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a letter agreement with an affiliate of American Shale Energy, LLC, to acquire approximately 16,387 net acres located in Wyoming’s Wind River Basin (the “Assets”), which was announced in the Company’s press release issued on March 25, 2019.

On March 28, 2019, the Company closed on the acquisition of the Assets for an undisclosed sum and a reservation of overriding royalty interest in the leases, netting the Company with an 82.5% net revenue interest and 100% of the working interest.

Final assignment of the leases covered under this letter agreement will be assigned to Foothills Exploration, LLC, the Company’s operating subsidiary in Wyoming. Federal Bureau of Land Management (“BLM”) leases, totaling 16,066 net acres, will require the Company to pay annual delay rental payments during the remaining primary term of the leases, if no commercial quantities of hydrocarbons are produced or minimum royalties are not met, totaling approximately $128,584 over the next four years.

The fee leases covering approximately 320 net acres will need to be renegotiated with the respective mineral rights owners and if said leases, amounting to less than 2% of the total acquired acreage cannot be renegotiated, then the Company will lose said acreage. Geopinion, Inc., a geological services firm based in Salt Lake City, advised the Company in managing the negotiated sale process and will be paid a finder’s fee consisting of 125,00 shares of the Company’s restricted common stock.

Item 8.01 Other Events

On March 25, 2019, the Company issued a press release entitled “Foothills Exploration, Inc. Announces MOU to Acquire ~16,387 Net Acres in Wyoming’s Wind River Basin.” A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

On March 29, 2019, the Company issued a press release entitled “Foothills Exploration, Inc. Closes Acquisition of Oil and Gas Leases Totaling over 16,000 acres in Wyoming’s Wind River Basin.” A copy of the press release is attached as Exhibit 99.2 to this Current Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued March 25, 2019
99.2	Press Release issued March 29, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2019

FOOTHILLS EXPLORATION, INC.

By:	/s/ B. P. Allaire
B. P. Allaire
Chief Executive Officer